UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2018

CorePoint Lodging Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38168	82-1497742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, Texas 75038

(Address of Principal Executive Offices) (Zip Code)

(972) 893-3199

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2018, the Board of Directors (the “Board”) of CorePoint Lodging Inc. (the “Company”) increased the size of the Board from nine to eleven members and elected Jean M. Birch and Alice E. Gould as new directors to fill the vacancies created by the expansion. Ms. Birch was appointed to serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee and Ms. Gould was appointed to serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee. Glenn Alba resigned from the Board’s Nominating and Corporate Governance Committee upon the appointment of Mses. Birch and Gould.

Ms. Birch, 58, served as President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., an operator and franchisor of a take and bake pizza brand, from December 2016 until July 2017. Prior to that, from 2009 to 2012, Ms. Birch served as President of IHOP Restaurants, Inc., a division of DineEquity, Inc., where she repositioned and focused IHOP’s brand and launched a new marketing campaign and innovative culinary strategy to include health and wellness. Ms. Birch served as President of Romano’s Macaroni Grill from January 2005 to August 2007 and President of Corner Bakery Café from August 2003 to December 2004, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, Inc., a global quick service restaurant company, including VP, Operations for Taco Bell, Inc. and Senior Director, Concept Development for Pizza Hut, Inc. Ms. Birch has also served as the Chief Executive Officer and President of Birch Company, LLC, a small consulting practice, since 2007. She currently serves as chair of the board of directors of Papa Murphy’s Inc. and on the board of directors of Forrester Research. Ms. Birch previously served on the boards of directors of Darden Restaurants, Inc. from 2014 to 2016 and Cosi, Inc. from 2013 to 2016. Ms. Birch holds a B.A. from the University of Arizona and an Executive MBA from Southern Methodist University.

Ms. Gould, 56, most recently led the Private Investments team at DUMAC, Inc., a professionally staffed investment office controlled by Duke University that manages over $18 billion of endowment and other Duke-related assets, from 2004 until 2018. Prior to joining DUMAC, Ms. Gould was a management consultant assisting senior executives in the technology, pharmaceutical, media, and financial industries with strategic initiatives. She also worked for ten years at IBM where she managed product development, marketing, and business planning. Ms. Gould holds a B.S. in Engineering from Duke University and an MBA from the Fuqua School of business at Duke University.

In accordance with the Company’s previously-approved compensation for independent directors (other than directors employed by affiliates of The Blackstone Group L.P.), Mses. Birch and Gould will be entitled to an annual cash retainer of $60,000 payable quarterly and an annual equity award of restricted stock having a fair market value of $100,000 which vests over three years in equal installments from the date of grant. Under the Company’s stock ownership policy, Mses. Birch and Gould will each be required hold such equity award until the earlier of the date she ceases to serve as a director of the Company or the date she meets the Company’s stock ownership guidelines for directors of stock ownership in an amount equal to five times her annual cash retainer. For their initial service, Mses. Birch and Gould will receive a prorated portion of the annual cash retainer and annual equity award.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between either of Mses. Birch and Gould and any other person pursuant to which she was elected as a director. Neither of Mses. Birch and Gould is a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On September 12, 2018, the Company issued a press release announcing the election of Mses. Birch and Gould to the Board. The press release is furnished as Exhibit 99.1 to this current report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically incorporated by reference into any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release of CorePoint Lodging Inc., dated September 12, 2018, announcing the election of Jean M. Birch and Alice E. Gould to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COREPOINT LODGING INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

Date: September 12, 2018